Exhibit 10.2

[Translation – For Reference Purposes Only]

Stamp

Term Loan Agreement with Loan Availability Period

(690,000,000 JPY)

Borrower	NeoPhotonics Semiconductor GK

Lender	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

March 29, 2017

Table of Contents*

*Exhibit 1 – Exhibit 6 Omitted. Per Regulation S-K, Item 601(b)(2), the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

Term Loan Agreement with Loan Availability Period

NeoPhotonics Semiconductor GK (the “Borrower”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “Lender”) hereby acknowledge the terms of the Banking Transaction Agreement (gintori yakujo)  and agree as follows on March 29, 2017 (this “Agreement”).

1.	Article 1 (Definitions)

The following terms shall, unless the context otherwise requires, have the meanings set forth below for purposes of this Agreement:

(1)	“Business Day” means a day on which banks shall be open for business in accordance with Japanese laws and regulations.
(2)	“Lending Obligation” means the obligation of the Lender to lend money to the Borrower as set forth in Article 2.1.
(3)	“Maximum Loan Amount” means 690,000,000 JPY (or, if amended in accordance with Article 2.3, such amount as amended).
(4)

“Lending Impossibility Period” means a period commencing on the date on which the Borrower receives a notice from the Lender stating that a Lending Impossibility Event has occurred (inclusive) and ending on the date on which the Borrower receives a notice from the Lender stating that the Lending Impossibility Event has been resolved (inclusive).

(5)

“Lending Impossibility Event” means natural disaster, war, civil disturbance, acts of terror, arson and other events caused by man, breakdown or fault of electricity supply, communications or various types of settlement system functions, an event occurring at the Tokyo Interbank Market that makes it impossible to make yen lending transactions or an event not attributable to the Lender that makes it impossible or materially difficult to advance Individual Loans.

(6)	“Loan Request Letter” means a request letter in the form attached hereto as Exhibit 1 (Loan Request Letter).
(7)

“Base Rate” means the Japanese yen rate of the Lender displayed on page 58143 of Reuters Monitor corresponding to the relevant Interest Calculation Period as of 2 Business Days prior to the Advancement Date (in the case of the initial Interest Calculation Period) or 2 Business Days prior to the last day of the Interest Calculation Period immediately preceding the relevant Interest Calculation Period (in the case of the second Interest Calculation Period and after). If there is no such Japanese yen rate corresponding to the relevant Interest Calculation Period, the “Base Rate” shall be a rate reasonably determined by the Lender for the relevant period with reference to the lending rate (dashite kinri) used in yen loan transactions in the financial market as of 2 Business Days prior to the Advancement Date (in the case of the initial Interest Calculation Period) or 2 Business Days prior to the last day of the Interest Calculation Period immediately preceding the relevant Interest Calculation Period (in the case of the second Interest Calculation Period and after).　If such Japanese yen rate is not displayed for any reason, the “Base Rate” shall be a rate displayed on a successor page or an alternative page.

(8)

“Principal Repayment Date” means, commencing on April 27, 2018, the last of any calendar month during the period up to the Maturity Date (exclusive). If any such day is not a Business Day, the “Principal Repayment Date” shall be the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the “Principal Repayment Date” shall be the immediately preceding Business Day.

(9)	“Banking Transaction Agreement” means the Banking Transaction Agreement (ginko torihiki yakujo sho) separately submitted by the Borrower to the Lender or executed by the Borrower with the Lender.
(10)	“Financial Documents” means the documents as specified in (i) to (iv) below:
(i)	Financial statements, business reports and supplementary schedules for each fiscal year as stipulated in Article 435, paragraph 2 of Company Act.
(ii)	Provisional financial statements actually prepared in accordance with Article 441, paragraph 1 of Company Act.

(iii)

Consolidated Financial Statements (which shall collectively refer to a consolidated balance sheet, consolidated profit-and-loss statement, consolidated statement of changes in net assets and notes to consolidated financial statements, the same in this item (iii)) as stipulated in Article 444, paragraph 1 of Company Act for each fiscal year required in accordance with Article 444, paragraph 3 of Company Act and any other Consolidated Financial Statement as stipulated in Article 444, paragraph 1 of Company Act actually prepared.

(iv)	Balance sheet, profit-and-loss statement, statement of changes in net assets and notes to financial statements, whether consolidated or non-consolidated, actually prepared.
(11)	“Accounting Term” means a period commencing on the first day of a fiscal year (inclusive) and ending on the last day of the same fiscal year (inclusive).
(12)	“Tax” means income tax, corporate tax and any and all other tax and public dues imposed in Japan.
(13)

Each of “Subsidiaries” and “Affiliate Company” shall have the meanings ascribed to such terms in Article 8 of the Ordinance on Terminology, Forms, and Preparation Methods of Consolidated Financial Statements (zaimu shohyo tou no yogo, yoshiki oyobi sakusei hoho ni kansuru kisoku).

(14)	“Individual Loans” mean the loans to be advanced in accordance with each Loan Request Letter.
(15)	“Individual Loan Proceeds” means the proceeds of Individual Loans advanced to the Borrower by the Lender. “Individual Loan Amount” means the amount of Individual Loan Proceeds.
(16)	“Individual Loans Integration Date” means the first Payment Date falling after the Commitment Termination Date (inclusive).
(17)

“Individual Loan Obligations” means principal, interest, default interest, the Break Funding Cost and any other obligations owed by the Borrower in relation to each Individual Loan under this Agreement.

(18)	“Commitment Period” means a period commencing on the Effectuation Date (inclusive) and ending on the date on which the Lender’s Lending Obligation shall terminate (inclusive).
(19)	“Commitment Termination Date” means March 30, 2018. If such day is not a Business Day, the “Commitment Termination Date” shall be the immediately preceding Business Day.
(20)	“Desired Advancement Date” means a Business Day during the Commitment Period specified by the Borrower in the Loan Request Letter as the date the Borrower desires an Individual Loan to be advanced.
(21)	“Advancement Date” means a date on which an Individual Loan is advanced.
(22)	“Spread” means 1.000% per annum.
(23)	“Break Funding Cost” means an amount calculated in accordance with the calculation formula below; provided, however, that no Break Funding Cost shall arise if the amount calculated falls below zero.

Amount to be repaid x (the market rate of the Loan (#1) – the market rate at the time of the repayment (#2)) x the number of days in the remaining period (#3) at the time of the repayment / 365 days

#1The interest rate applicable when the Lender raises the fund from the market.

#2The interest rate applicable in the market if the Lender make investments during the remaining period.

#3The period commencing on the date of repayment and ending on the next succeeding interest rate renewable date (if there is no next succeeding interest rate renewable date, the Maturity Date).

(24)	“Applicable Rate” means a rate calculated as the Base Rate added by the Spread; provided, however, that the “Applicable Rate” may be changed in accordance with provisions in this Agreement.
(25)	“Effectuation Date” means March 31, 2017.
(26)	“Facility Fee” means a fee payable by the Borrower to the Lender as consideration for the Lending Obligation.
(27)	“Facility Fee Calculation Period” means a period commencing on the Effectuation Date

(inclusive) and ending on the Commitment Termination Date (inclusive).
(28)	“Facility Fee Calculation Rate” means 1.000% per annum.
(29)

“Due Date” means the Principal Repayment Date and the Maturity Date (in the case of the principal), the Payment Date (in the case of the interest), the date specified in Article 13, paragraph 1 (in the case of the Facility Fee) and such other date specified as the date on which certain payment shall be made under this Agreement.

(30)

“Collection Account” means a bank account held by the Borrower at Hachioji Branch of The Bank of Tokyo-Mitsubishi UFJ, Ltd. (Account Number: 0494084, Account Name: NeoPhotonics Semiconductor GK) or certain other bank account to be opened by the Borrower and acknowledged by the Lender at the head office or any other branch of The Bank of Tokyo-Mitsubishi UFJ, Ltd.

(31)	“Reports” means securities report, semiannual report, quarterly report, extraordinary report, reissued report and certain other reports.
(32)

“Governmental Rules” means treaties, laws, rules, codes, ordinances, decisions, regulations, judicial or administrative order, arbitral award, judgment, releases, guidelines and other public policies of relevant government authority.

(33)

“Loan” means each of the Individual Loans before the Individual Loans are integrated into one in accordance with Article 9 and such single loan after the Individual Loans are integrated into one in accordance with Article 9.

(34)	“Loan Obligation” means principal, interest, default interest, the Break Funding Cost and any other obligations owed by the Borrower in relation to the Loan under this Agreement.
(35)

“Maturity Date” means March 29, 2024. If such day is not a Business Day, the “Maturity Date” shall be the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the “Maturity Date” shall be the immediately preceding Business Day.

(36)	“Unused Maximum Loan Amount” means the amount of Maximum Loan Amount deducted by the sum of the principals of advanced Individual Loans (including the repaid Individual Loans).
(37)

“Interest Calculation Period” means, for each Loan, a period commencing on the Advancement Date of such Loan and ending on the initial Payment Date and, after that, a period commencing on the next day of the immediately preceding Payment Date and ending on the next Payment Date.

(38)

“Payment Date” means a date on which interest shall be paid and means the last day of each calendar month falling in the period commencing on the Advancement Date of the first Individual Loan and ending on the Maturity Date (exclusive) and the Maturity Date. If such day is not a Business Day, the “Payment Date” shall be the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the “Payment Date” shall be the immediately preceding Business Day.

Article 2 (Lender’s Rights and Obligations)

1.	The Lender shall lend, in accordance with this Agreement, money up to the Maximum Loan Amount to the Borrower if the requirements provided for in each item of Article 5 are satisfied.
2.

If the Lender, on any Desired Advancement Date, fails to advance an Individual Loan relating to the relevant Desired Advancement Date in breach of the Lending Obligation, the Lender shall, upon request by the Borrower, immediately compensate the Borrower for all damages, losses and expenses incurred by the Borrower as a result of such breach; provided, however, that the maximum amount of such compensation to the Borrower shall be the remaining amount after deducting (i) the interest and other expenses that would have been required by the Borrower to be paid during the period from such Desired Advancement Date to the Payment Date that arrives on or immediately after the day following such Desired Advancement Date if such Individual Loan were made on such Desired Drawdown Date, from (ii) the interest and other expenses that is required or would be required by the Borrower to be paid during such period if the Borrower separately borrows money as a result of such failure to advance the Individual Loan on such Desired Advancement Date.

3.	During the Commitment Period, the Borrower may reduce all or any part of the Maximum Loan

Amount by the amount equal to the Unused Maximum Loan Amount or less by notifying in the form attached hereto as Exhibit 3 (Maximum Loan Amount Reduction Notice) to the Lender at least 10 Business Days in advance. The Borrower may not cancel such notice and the reduction of all or any part of the Maximum Loan Amount shall take effect on the date specified in the notice that such reduction of amount is desired.

Article 3 (Use of Proceeds)

The Borrower shall use the proceeds of the Individual Loans solely for (i) acquisition of equipment for the manufacturing line of the main products described in attached Exhibit 2 (Specifications of Equipment) (the “Equipment”) and (ii) payment of related costs. The projects in which the Borrower purchases and operates equipment for the manufacturing line of the main products, including the Equipment, shall collectively be referred to as the “Project.”

Article 4 (Application for Individual Loans)

1.

If the Borrower desires to drawdown an Individual Loan, the Borrower shall indicate to the Lender its intention to request the Individual Loan by sending the Loan Request Letter to the Lender by facsimile and confirming the receipt of the Loan Request Letter by the Lender by noon of the third Business Day prior to the Desired Advancement Date; provided, however, that in the case where the Effectuation Date is the Desired Advancement Date, the Borrower shall do so by 2 PM on the execution date of this Agreement. Such indication of intention to request such Individual Loan shall be effective at the time that such confirmation is made by the Borrower. If such confirmation is not made, the Lender may deem that the request for the Individual Loan has not been made. After the Lender receives the Loan Request Letter, the Borrower may not, for any reason, cancel or change the request for the Individual Loan.

2.

The amount of the Individual Loan to be specified in the Loan Request Letter shall be no less than 1,000,000 yen and in increments of 100,000 yen, and at the same time, shall be an amount that does not exceed the Unused Maximum Loan Amount to be specified in the Loan Request Letter on the Desired Advancement Date.

3.	The number of times for drawdown of Individual Loans shall be up to 1 time on the same Desired Advancement Date.

Article 5 (Conditions Precedents for Individual Loans)

During the Commitment Period, the Lender shall make an Individual Loan for the relevant Desired Advancement Date provided that the conditions in each of the following items are satisfied on each Desired Advancement Date. The satisfaction of such conditions shall be determined by the Lender.

(1)	The request for an Individual Loan satisfies the requirements provided for in Article 4.
(2)	The relevant Desired Advancement Date does not fall on any date during Lending Impossibility Period.
(3)	All the facts that the Borrower represents and warrants in each item of Section 16 are true and correct.
(4)

No matter provided for in Article 22, paragraph 1 and Article 22, paragraph 2 and in Article 5, paragraph 1 and Article 5, paragraph 2 of Banking Transaction Agreement has occurred or is likely to occur.

(5)

The Borrower has not breached any provision of this Agreement and any other agreements entered into with the Lender, and there is no threat that the Borrower may breach such provisions on or after the Desired Advancement Date.

(6)	The Lender has received the following documents from the Borrower on the execution date of this Agreement, and the Lender is satisfied with the details thereof:

(i) The business plan for the Project (including, without limitation, progress schedule chart and financial plan; the “Business Plan”)

(ii)Documents supporting the amount to be paid for the Equipment.

(7)	The Lending Obligation of the Lender has not been terminated pursuant to the provisions of this Agreement.
(8)

The Borrower has submitted documents supporting the use of proceeds (including, without limitation, invoices and quotations) to the Lender, and the desired drawdown amount of the Individual Loan described in the Loan Request Letter is equal to or less than the amount described in such documents supporting the use of proceeds.

Article 6 (Advancement of Individual Loans)

If the Lender receives a request for an Individual Loan in accordance with Article 4 and all conditions provided for in each item of Article 5 are satisfied on the Desired Advancement Date, the Lender shall remit the Individual Loan Amount relating to such Desired Advancement Date to the Collection Account on such Desired Advancement Date.

Article 7 (Non-advancement of Individual Loans)

Except for in the case of Article 2, paragraph 2, the Borrower shall be responsible for any damages, losses or expenses incurred by the Lender as a result of the failure to make the Individual Loan by the Lender.

Article 8 (Termination of Lending Obligation)

If any of the events described in the items below occurs, the Lender’s Lending Obligation shall terminate. Until the Borrower completely pays all of its debts under this Agreement, the relevant provisions of this Agreement shall survive in full force and effect.

(1)	The Commitment Termination Date expires.
(2)	The debts of the Borrower are accelerated pursuant to Article 22.
(3)	The Unused Maximum Loan Amount becomes zero.

Article 9 (Integration of Individual Loans)

All of the Individual Loans shall be integrated to one loan on the Individual Loans Integration Date.

Article 10 (Repayment of Principal)

The Borrower, with respect to the principal of the Loan, shall repay the amount obtained by dividing the principal amount of the Loan upon the integration of all of the Loans on the Individual Loans Integration Date by 72 (provided, however, that if fractions less than 1,000 yen arise, they shall be rounded down, and the repayment amount on the Maturity Date shall be the amount obtained by deducting the total amount of the principal repayment amount on each Principal Repayment Date from the principal amount of the Loan) on each Principal Repayment Date and the Maturity Date to the Lender in accordance with the provisions of Article 15.

Article 11 (Interest)

1.

The Borrower shall pay in arrears the total amount of interest calculated as the outstanding principal amount of the Loan for each Interest Calculation Period (minimum denomination on which interest is calculated is 100 yen), multiplied by (i) the Applicable Rate for such Interest Calculation Period and (ii) the actual number of days of such Interest Calculation Period, on the Payment Date that falls on the last day of such Interest Calculation Period, in accordance with the provisions of Article 15.

2.

The calculation method for interest in the preceding paragraph shall be on a per diem basis, inclusive of first and last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one yen shall be rounded down.

Article 12 (Repayment before Maturity)

1.

If the Borrower makes an early repayment, the Borrower shall give a written notice in the form of attached Exhibit 4 (Planned Early Repayment Notice) to the Lender by 5 Business Days prior to the date the Borrower plans to make the early repayment (the “Planned Early Repayment Date”), stating

(a) the early repayment principal amount, (b) that the Borrower will pay in full on the Planned Early Repayment Date, the interest on the early repayment principal amount that has accrued during the period up to the Planned Early Repayment Date (inclusive), and (c) the Planned Early Repayment Date.

2.

The Borrower shall pay, in the way prescribed by the Lender, the total amount of (i) the principal of the Loan to be repaid early, (ii) the interest provided for in (b) of the preceding paragraph and (iii) the Break Funding Cost on the Planned Early Repayment Date.

3.

If the Borrower sells, transfers or otherwise disposes of all or any part of the Equipment to a third party after the Borrower obtains the Lender’s prior consent pursuant to Article 19, item (4), the Borrower shall pay on the Payment Date immediately following the date of such disposition (the “Mandatory Repayment Date”) the total amount of (i) the principal amount of the Loan equivalent to such disposition price, (ii) the interest on such principal amount that has accrued during the period up to the Mandatory Repayment Date (inclusive) and (iii) the Break Funding Cost.

4.

In the case where early repayment is made in accordance with paragraph 1 and paragraph 2, if the Break Funding Cost arises, the Lender shall notify the Borrower of the amount of the Break Funding Cost by 2 Business Days prior to the Planned Early Repayment Date or the Mandatory Repayment Date.

5.

If the Loan after the integration on the Individual Loans Integration Date is repaid early in accordance with this Article, the repayment shall be applied to the principal of the Loan in reverse chronological order of the Due Date.

6.

If there is loss, damage or dysfunction of the Equipment due to fire or earthquake, etc. or any other event occurs that makes it obviously difficult to continue the Project, the Borrower shall make an early repayment, concurrently with the occurrence of such event, for the total amount of (i) full principal amount of the Loan (ii) the interest on such principal amount that has accrued during the period up to the early repayment date (inclusive) and (iii) the Break Funding Cost.

Article 13 (Facility Fee)

1.

The Borrower shall pay to the Lender in the way prescribed by the Lender on the Effectuation Date a Facility Fee in the amount calculated as the Maximum Loan Amount multiplied by (i) the Facility Fee Calculation Rate and (ii) the actual number of the days of the Facility Fee Calculation Period, and divided by 365 days. Except for in the cases of paragraphs 2 through 4, the Lender shall not be required to return the Facility Fee that it receives.

2.

If a Lending Impossibility Event occurs, the Borrower shall not be required to pay to the Lender, with respect to the Facility Fee in relation to the Lending Impossibility Period, the amount calculated as the total amount of the Maximum Loan Amount on each day during the Lending Impossibility Period, multiplied by the Facility Fee Calculation Rate, and divided by 365. If the Lender has already received an equivalent amount of such money, the Lender shall return such amount to the Borrower immediately after the termination of the Lending Impossibility Period.

3.

If the Lending Obligation is terminated pursuant to the provisions of Article 8, item (2), the Borrower shall not be required to pay to the Lender, with respect to the Facility Fee in relation to the period after the termination of the Lending Obligation, the amount calculated as the total amount of the Unused Maximum Loan Amount on each day during the period from the day (inclusive) of termination of the Lending Obligation and ending on the Commitment Termination Date (inclusive), multiplied by the Facility Fee Calculation Rate, and divided by 365. If the Lender has already received the amount equivalent to such money, the Lender shall return such amount to the Borrower immediately after the day when all obligations of the Borrower under this Agreement are repaid.

4.

If the Borrower reduces all or any part of the Maximum Loan Amount pursuant to the provisions of Article 2, paragraph 3, the Borrower shall not be required to pay to the Lender, with respect to the Facility Fee in relation to the period after the reduction of the Maximum Loan Amount, the amount calculated as the actual number of the days of the period from the day (inclusive) of reduction of the Maximum Loan Amount and ending on the Commitment Termination Date (inclusive), multiplied by the amount reduced and Facility Fee Calculation Rate, and divided by 365. If the Lender has already received the amount equivalent to such money, the Lender shall return such amount to the Borrower immediately after the reduction of the Maximum Loan Amount.

5.

The method for calculating the Facility Fee pursuant to each preceding paragraph shall be on a per diem basis, inclusive of first and last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one yen shall be rounded down. Further, if an advancement of an Individual Loan by the Lender or a change of the Maximum Loan Amount in accordance with the provisions of Article 2, paragraph 3 is made, in the calculation of the Facility Fee, the principal amount of the Lender’s Individual Loan Obligation and the Maximum Loan Amount as of the date that such advancement or change is made shall be the principal amount of the Lender’s Individual Loan Obligation and the Maximum Loan Amount which has been increased or reduced by such advancement or change.

Article 14 (Structuring Fee, Expenses, Tax and Break Funding Cost)

1.

The Borrower shall pay 14,904,000 yen (including consumption tax and local consumption tax) in the way prescribed by the Lender as the fee regarding the structuring of the loan under this Agreement (the “Structuring Fee”) to the Lender on the Advancement Date for the initial Individual Loan.

2.	The Lender shall not be required to return the Structuring Fee that it receives. Provided, however, that the Lender may return all or any part of the Structuring Fee if it so determines.
3.

In addition to the cases provided for in each preceding paragraph, all reasonable expenses (including, without limitation, Tax such as stamp duties, attorney’s fees and judicial scrivener’s fees) incurred in connection with the preparation and any revision or amendment of this Agreement and advancement of the Loan under this Agreement, and all reasonable expenses (including, without limitation, attorney’s fees, judicial scrivener’s fees and expenses for investigation pursuant to Article 17, item (14) (expenses arising on or after the execution of this Agreement shall be borne by the Borrower; the Lender shall claim the expenses for the investigation by submitting the document in the form of Exhibit 6 (Investigation Expense Claim) to the Borrower)) incurred in relation to the preservation, maintenance and exercise of the rights by the Lender pursuant to this Agreement shall be borne by the Borrower. If the Lender has paid these expenses in the place of the Borrower, the Borrower shall, immediately upon the Lender’s request, pay the same to the Lender.

4.

If the principal of the Loan is repaid or set off for any reason not attributable to the Lender, the Borrower shall pay to the Lender in the way prescribed by the Lender, on the same date of such repayment or set off, the total amount of the interest on principal of the Loan repaid or set off that has accrued during the period up to such repaid date or set off date (inclusive) and the Break Funding Cost. In the case of set off, “early repayment” shall be read as “set off” in the formula described in the definition of “Bread Funding Cost” provided for in Article 1.

5.

In the cases where the early repayment is made pursuant to Article 12, the principal of the Loan is repaid or set off for any reason not attributable to the Lender, and all of the Borrower’s debts owed to the Lender under this Agreement are accelerated due to the occurrence of any event provided for in this Agreement or Banking Transaction Agreement, the Borrower shall pay immediately to the Lender in the way prescribed by the Lender the Breaking Funding Costs and other expenses relating to such early repayment, repayment, set off or acceleration, etc. that the Lender deems necessary. In the case of acceleration, “early repayment” shall be read as “acceleration” in the formula described in the definition of “Bread Funding Cost” provided for in Article 1.

Article 15 (Automatic Payment of Borrower’s Obligation)

1.

The Borrower shall request to the Lender that the Lender withdraw funds from the Collection Account, on each Due Date of the Borrower’s obligations provided for in this Agreement, for the payment amount of the Borrower’s obligations provided for in this Agreement and apply the funds for each payment amount. With respect to this payment procedure, submission by the Borrower of any passbook, payment request or check shall not be required.

2.

In the case where the balance of the Collection Account is not sufficient for the payment amount, the Borrower shall not object if the Lender, at its discretion, applies the balance for any part of the payment amount or does not apply the balance for any payment amount at all.

3.

If the Borrower is unable to perform its obligations on each Due Date and will make a payment at a later date, the Lender may, with respect to the amount equivalent to the payment amount and damages, withdraw from the Collection Account and apply funds pursuant to paragraph 1.

4.

If an Event of Default has occurred to the Borrower, notwithstanding any terms and conditions for deposit accounts in relation to the Collection Account, the Borrower shall grant to the Lender the authority to withdraw any amount of funds from the Collection Account. The Lender may apply, at its discretion, the funds withdrawn by using such authority for the repayment of the Loan and all of the Borrower’s debts owed to the Lender.

Article 16 (Representations and Warranties of Borrower)

The Borrower represents and warrants to Lender as of the date hereof and each Advancement Date that each of the following matters are true and accurate. If any representation or warranty set forth below is found to be incorrect or inaccurate, the Borrower shall indemnify the Lender for any damages and expenses suffered or borne by the Lender.

(1)

The execution and performance of this Agreement and the transaction contemplated herein do not violate (i) the Governmental Rules applicable to the Borrower, (b) the Borrower’s articles of incorporation and other internal rules and (c) agreements or contracts to which the Borrower is a party by which the Borrower or its assets are bound.

(2)	The Agreement is legal, valid and binding upon the Borrower and enforceable against the Borrower in accordance with the provisions thereof.
(3)

The Financial Documents (which shall mean the audited Financial Documents if the Borrower is required to conduct an audit under the Governmental Rules or the Borrower otherwise conducted an audit. Further, if the Borrower prepared the Reports, the Financial Documents shall include such Report; hereinafter the same) prepared by the Borrower are prepared accurately and lawfully in accordance with generally accepted accounting principles in Japan.

(4)

No events have occurred after the end of the Accounting Term of the Borrower which ended in December 2016, that will, or that is likely to, materially and adversely affect the ability of the Borrower to perform its obligations hereunder (such as the degradation or deterioration of business, assets or financial status of the Borrower, its Subsidiaries and its Affiliate Companies as shown in the Financial Documents or other finance documents prepared by the Borrower as of the said Accounting Term).

(5)

No litigation, preservative proceeding, compulsory execution proceeding, conciliation, arbitration, administrative proceeding or any other kind of dispute that will, or that is likely to, materially and adversely affect the ability of the Borrower to perform its obligations hereunder have been instituted or commenced and there is no threat of the institution or commencement of any of the above-mentioned proceedings.

(6)	The Borrower is not liable for any indebtedness that will, or that is likely to, materially and adversely affect the ability of the Borrower to perform its obligations hereunder.
(7)

All of the documents submitted by the Borrower to the Lender are true and accurate in material respects, do not contain any misleading statements and include every statement required for the Lender to unmistakenly judge whether to execute this Agreement and advance the Individual Loans. Any future projections contained therein have been made using a reasonable methodology. No facts adversely affecting, or which are likely to adversely affect, such projection have occurred after the submission date of such documents.

(8)	The Borrower is maintaining all permits necessary to engage in its main business and is running its business in compliance with all of the Governmental Rules.
(9)	The Business Plan is planned reasonably to the level satisfactory to the Lender and there is no threat that the Business Plan will be delayed or terminated.

(10)	There are no obstacles, or the threat thereof, to the accomplishment of the Project.
(11)

That certain purchase and sale agreement (the “Purchase and Sale Agreement”) by and between the Borrower and the seller of the Equipment is legally and validly executed and maintained and enforceable against parties.

(12)	The Equipment are free from material defects, and to the best knowledge of the Borrower, there is no threat thereof.
(13)	The seller of the Equipment and any other party to the Project do not fall under any of the following:

(i) an organization that is likely to promote the collective or habitual commission of violent, unlawful or other similar acts, a person belonging to such organization or his affiliate.

(ii) an organization sanctioned under the Act on the Control of Organizations Which Committed Indiscriminate Mass Murder, a person belonging to such organization or his affiliate.

(iii) a person conducting an entertainment and amusement business (fuzoku eigyo) as defined in Article 2 of the Act on Control and Improvement of Amusement Business, etc. (Law No. 122 of 1948, as amended) or the money lending business operator (kashikin gyosha) as defined in Article 2, paragraph 2 of the Money Lending Business Act.

(iv) a person who conducts or is suspected of conducting concealment of criminal proceeds (hanzai shueki tou intoku) and/or receipt of criminal proceeds (hanzai shueki tou shuju) as defined in the Act for Punishment of Organized Crimes, Control of Crime Proceeds, or any person who has business with these people.

(vi) a person who is likely to perplex people by intimidating or otherwise threatening by action or by word other people’s personal life or their business, a person who is planning to use the Equipment for such purpose, a person who materially lacks social credibility.

Article 17 (Covenants of Borrower)

The Borrower shall comply with the following matters until all of the obligations to the Lender are paid in full.

(1)	The Borrower shall not change its main business.
(2)	The Borrower shall maintain the Collection Account at its cost.
(3)	The Borrower shall prepare its Financial Documents accurately and lawfully in accordance with generally accepted accounting principles in Japan.
(4)

The Borrower shall not (i) offer as security all or part of the Borrower’s mechanical equipment and inventory to, or (ii) enter into any lending transaction for purposes of fundraising with, any person other than the Lender on its behalf or on behalf of a third party. In this Article, “offer as security” means either creating a security (tanpo ken) (including revolving security, the same in this Article) or promising to create a security (tanpo ken settei no yoyaku), and does not include a statutory lien (sakidori tokken), a retention right or any other charges created under Governmental Rules.

(5)	The Borrower shall not take any action which destroys or damages the value of the Equipment. The Borrower shall use efforts to maintain its value with the care of a good manager.
(6)	The Borrower shall not enter into an agreement with a third party that will, or that is likely to, materially and adversely affect the Project.
(7)

In the case if the Borrower wishes to change the Business Plan, such Business Plan is planned reasonably to the level satisfactory to the Lender and there is no threat that the Business Plan shall be delayed or aborted.

(8)	The Borrower shall implement the Project continuously and shall not impair the accomplishment of the Project.
(9)	The Borrower shall make sure that none of the parties to the Project falls under (i) to (v) of Article 16, item (13).
(10)	The Borrower shall not bear a guarantee obligation to a third party.

(11)	The Borrower shall commence the operation of the manufacturing line of the main parts to be installed by the Project by the last day of September 2018.
(12)

The Borrower shall enter into a security agreement with the Lender and offer all of the mechanical equipment owned by the Borrower as security to the Lender within 2 months from the date of the confirmation of operation of the mechanical equipment regarding the manufacturing line of the main products to be installed by the Project. The Borrower shall then immediately complete the registration of such collateral assignment of movables (dosan joto touki) in accordance with the Law Prescribing Exceptions etc. to the Civil Code Requirements for Setting Up Against a Third Party to an Assignment of Movables and Claims (dosan oyobi saiken no joto no taikoyoken ni kansuru minpo no tokurei tou ni kansuru horitsu, Law No. 104 of 1998, as amended)(registration is only required for the equipment owned by the Borrower in Japan).

(13)	The Borrower shall maintain 100 % ownership by Parent Company A (Name: Neo Photonics (China) Co. Ltd./ Address: 37 Queen's Road, Central, Hong Kong).
(14)	The Borrower shall accept the inspection described below:

[Purpose of Inspection] To investigate the actual presence of inventory, the management system, business flow and internal management system of the Borrower by obtaining information from the Borrower about its inventory.

[Method of Inspection] Method chosen by the Lender (including, without limitation, a site inspection to be conducted by a third party inspection company) as follows:

(a) Regular Inspection

The first inspection shall be conducted by the end of March 2018. The site inspection is not necessary for the fiscal year in which the Maturity Date falls.

(b) Inspection as Required

When demanded by the Lender.

Article 18 (Reports by Borrower)

The Borrower shall report to the Lender the following matters at its own cost until the obligation to the Lender hereunder is paid in full.

(1)	The Borrower shall immediately notify the Lender in writing if any Event of Default has occurred or is likely to occur.
(2)

If asked by the Lender, the Borrower shall immediately report to the Lender in writing the financial, management and business situation of the Borrower, its Subsidiaries and its Affiliate Companies and provide necessary assistance to the Lender to conduct an investigation.

(3)

The Borrower shall immediately notify the Lender in writing if there occurred any material changes or threat of material changes occur with respect to the financial, management and business situation of the Borrower, its Subsidiaries and its Affiliate Companies.

(4)

The Borrower shall submit a report (the “Covenants Compliance Report”) describing the status of compliance with provisions in this Agreement in a form attached hereto as Exhibit 5 (Covenants Compliance Report) within 3 months from the end of each Accounting Term, commencing on the Accounting Term ending in December 2017.

(5)

The Borrower shall submit the copies of Financial Documents or the Reports and the tax returns within 3 months from the end of each Accounting Term, commencing on the Accounting Term ending in December 2017. The Borrower shall immediately report to the Lender in writing if any changes or threat of changes occur to Financial Documents or the Reports and the tax returns submitted to the Lender in accordance with this item (5).  If the Borrower made the Reports available online through EDINET, copies thereof shall be deemed to be submitted to the Lender at the time of such online disclosure.

(6)

Commencing in April 2017, the Borrower shall submit a business projection chart (shisan hyo) and an indebtedness balance chart (kariire zandaka hyo) created for each financial institution separately, both prepared as of the last day of each calendar month, to the Lender in forms satisfactory to the Lender by the last day of the next succeeding calendar month. The Borrower may change the reference date by obtaining a consent from the Lender if the last day of the Accounting Term is changed.
(7)

Commencing in March 2017, the Borrower shall prepare a report detailing the inventory and the progress of the installation of the Equipment as of the last day of each March, June, September and December in a form satisfactory to the Lender and submit it to the Lender in writing no later than the last day of the month that falls two months from the dates on which the respective reports were prepared.

(8)	The Borrower shall immediately report to the Lender if the Business Plan has to be changed.
(9)	Other than above, the Borrower shall immediately report to the Lender if any event which has a material effect on the Project occurs.
(10)

Immediately after the Advancement Date of each Individual Loan, the Borrower shall submit to the Lender a supporting written document (such as a receipt) evidencing the actual payment of the loan proceeds of such Individual Loan advanced on the relevant Advancement Date (such as a receipt).

Article 19 (Borrower’s Obligation to Obtain Prior Consents)

Until the obligation to the Lender hereunder is paid in full, the Borrower shall obtain prior consent from the Lender if it intends to conduct any of the following matters.

(1)	Materially change the articles of incorporations (teikan) of the Borrower.
(2)

Conduct consolidation or merger, corporate split, exchange of shares or equity transfer, organizational change under the Company Act, business transfer or acquisition, transfer or acquisition of material assets, leasing of business to a third party, delegation of the company management to a third party, decrease of capital or capital reserve which has, or may cause, material adverse effects on the ability of the Borrower to perform the obligations hereunder.

(3)	Execute, change or terminate any agreement which may which have, or may cause, material adverse effects on the ability of the Borrower to perform the obligations hereunder.
(4)	Sell, transfer or otherwise dispose of all or part of the Equipment to a third party.
(5)	Materially change the Business Plan.

Article 20 (Financial Covenants)

Until the obligation to the Lender hereunder is paid in full, the Borrower shall maintain and comply with the financial covenants set out below. Compliance with each financial covenant shall be tested on the last day of the calendar month that is 3 months from the last day of each Accounting Term of the Borrower (the “Net Asset Covenants Reference Date”)(in the case of items (i) and (ii) below) and on the last day of the calendar month that is 2 months from the Inventory Rotation Reference Date (defined in item (iii) below) occurs (in the case of items (iii) below) (the “Inventory Rotation Testing Date”).

(1)

Commencing on the Accounting Term ending in December 2017, the Borrower shall maintain its net asset on its non-consolidated balance sheet as of the end of each Accounting Term to be (i) 100,000,000 yen or more and (ii) 70% or more of the amount of net asset as of the end of the immediately preceding Accounting Term; provided, however, that, if the amount of non-consolidated net asset of the Borrower is 250,000,000 yen or more as of the Net Asset Covenants Reference Date, the Borrower does not have to meet the 70% criteria.

(2)

Commencing on the Accounting Term ending in December 2017, the Borrower shall maintain the result of the following calculation formula to be 325,000,000 yen or above on its non-consolidated profit and loss statement as of the last day of each Accounting Term:

Ordinary profit and loss + depreciation cost - corporate taxes - dividend

(3)

Commencing in March 2017, the Borrower shall cause the inventory rotation period (to be calculation by the calculation formula set out below) to be 4 months or less as of the last day of each March, June, September and December (the “Inventory Rotation Reference Date”) on the Borrower’s non-consolidated balance sheet:

Inventory rotation period (months) = Remaining value of the inventory / (amount of sale proceeds in the relevant subject period / number of months in the relevant subject period)

The subject period and the number of months in the relevant subject period shall be determined in accordance with below:

Inventory Rotation Reference Date	Subject Period	Number of Months in the Relevant Subject Period
The last day of March	January 1 to the last day of March	3
The last day of June	January 1 to the last day of June	6
The last day of September	January 1 to the last day of September	9
The last day of December	January 1 to the last day of December	12

Article 21 (Breach of Financial Covenants)

The Borrower shall conduct the following matters if the Borrower breaches the financial covenants set out in Article 20.

(1)

In case of breach of items (i) or (ii) of Article 20: All obligations of the Borrower to the Lender hereunder shall be accelerated on demand by the Lender and the Borrower shall henceforth immediately pay all such obligations to the Lender; provided, however, that the obligations hereunder may not be accelerated so long as the Borrower conducts the Corrective Action within 90 days from the date on which the Borrower becomes aware of the breach of any of items (i) and (ii) of Article 20 and the Borrower continues to make payments of the interest and principals of the Loan without delay during such 90-day period; provided, further, that the Lender may accelerate the obligations hereunder if the Lender is not satisfied with the Corrective Action. The term “Corrective Action” means such actions as determined by the agreement between the Lender and the Borrower through discussion in order to improve the financial situation of the Borrower in case if the Borrower breaches any of items (i) and (ii) of Article 20. The Lender shall negotiate in good faith with the Borrower to determine the Corrective Action if asked by the Borrower to conduct such negotiation.

(2)

In case of breach of items (iii) of Article 20: Applicable Rate shall be increased as follows for all of the Interest Calculation Period whose commencement date falls within the period commencing on the next day (inclusive) of the Inventory Rotation Testing Date and ending on the next Inventory Rotation Testing Date (inclusive).

New Applicable Rate = Original Applicable Rate + 0.300%

Article 22 (Event of Default)

1.

If any of the events set out in Article 5, paragraph 1 of the Banking Transaction Agreement occurs, any and all obligations owed by the Borrower to the Lender hereunder shall be automatically accelerated without any notice or demand by the Lender and the Borrower shall immediately pay to the Lender any and all Loan principals, interests, the Break Funding Cost and any other amount owed by it to the Lender hereunder in a manner specified by the Lender.

2.

If any of the events set out in Article 5, paragraph 2 of the Banking Transaction Agreement or other events set out below occurs, upon the Lender’s notice to the Borrower, any and all obligations owed by the Borrower to the Lender hereunder shall be automatically accelerated without any notice or demand by the Lender and the Borrower shall immediately pay to the Lender any and all Loan principals, interests, the Break Funding Cost and any other amount owed by it to the Lender hereunder in a manner specified by the Lender.

(1)	Any representation and warranty made by Borrower under Article 16 is found to be untrue or inaccurate as of the time when such representation and warranty was made.
(2)	The Borrower breaches any provision of this Agreement; provided, however, that this item (2) shall not be applicable so long as the Borrower is in compliance with Article 21, items (1) and (2).
(3)

Any of the collaterals on which the Borrower created security interests in favor of the Lender becomes subject to the issuance of an order or a notice of provisional attachment (kari sashiosae), temporary attachment order (hozen sashiosae), permanent attachment (sashiosae), provisional disposition or collection order regarding taxes and public dues (taino shobun) (including similar proceedings in foreign jurisdictions), or public auction process is commenced with respect to the collaterals.

(4)	Any monetary indebtedness (including guaranty obligations) of the Borrower other than the obligations hereunder result in a breach of the relevant agreement (saimu furiko) or is accelerated.
(5)

The Borrower fails to honor the bill (fuwatari) for the first time, the Borrower is recorded as unable to pay its debts as they become due (shiharai funo) by densai.net Co. Ltd. with respect to any of its electronically recorded monetary obligations or the Borrower becomes subject to similar actions by other electronic monetary claim recording institutions (denshi saiken kiroku kikan).

(6)

The Borrower violates Governmental Rules and suspends its business or receives an order of suspension or prohibition of business from government or other authorities, or Lender reasonably determines that such order may be forthcoming.

(7)

The Borrower resolves to dissolve or receives an order of dissolution (excluding where the Borrower is dissolved due to absorption type merger (kyushu gappei) or consolidation type merger (shinsetsu gappei)).

(8)	The Borrower is found to have abandoned the Project or equivalently neglected the Project over a long period of time.
(9)	The Lender is unsatisfied with the “Corrective Action” under item (1) of Article 21.
(10)	Excluding the preceding items, preservative attachment is deemed necessary due to deterioration of the Borrower’s business or financial conditions or risk thereof.

3.

In regard to the preceding items, where the Lender’s notices or mailed documents arrive late or do not arrive at all due to Borrower’s failure to submit a notice of change of address or failure to accept notices from the Lender, or for other causes attributable to the Borrower, the Borrower’s obligations shall be accelerated as if such mailings of Lender had arrived as would normally be expected.

4.

Break Funding Costs shall arise even where the Borrower’s obligations are accelerated as set forth in paragraphs 1, 2 or 3, and in such case, the Borrower shall pay such Break Funding Costs to the Lender. Where Borrower’s obligations are accelerated, the Borrower shall immediately pay to the Lender any and all Loan principals, interests, the Break Funding Cost and any other amount owed by it to the Lender hereunder in a manner specified by the Lender and Lending Obligations of the Lender shall be extinguished.

Article 23 (Amendment of Agreement)

This Agreement shall not be amended without written agreement by and between the Borrower and the Lender.

Article 24 (Notarized Deed)

The Borrower shall cooperate upon request by the Lender with procedures required for notarized deeds including acknowledgements of obligations and compulsory execution pursuant to this Agreement. The Borrower shall bear costs required for such procedures.

Article 25 (Inconsistencies)

The relationship between this Agreement and the provisions of the Banking Transaction Agreement and other comprehensive agreements related to financial transactions (hereunder, the “Transaction Rules”).

(1)	Where the provisions of this Agreement are inconsistent or conflict with the provisions of the Transaction Rules, the provisions of this Agreement shall prevail.
(2)	Matters not prescribed by this Agreement shall be construed in accordance with the provisions of the Transaction Rules.
(3)	Matters not prescribed by this Agreement and not prescribed by the Transaction Rules shall be determined upon negotiation between the Borrower and the Lender.

Article 26 (Negotiation in Good Faith)

If any dispute arises with respect to any matters not specifically set forth in this Agreement or the interpretation hereof, the Borrower and the Lender shall negotiate in good faith and agree on how to resolve the issue.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, one original of this Agreement has been prepared, and upon execution by the affixing of name or inscription and seal by representatives of the Borrower and the Lender, the Lender shall retain the original and Borrower shall retain one copy hereof.

March 29, 2017

Borrower:
/s/ Authorized Signatory
(NeoPhotonics Semiconductor GK)

Registered Loan Repayment Bank Account Seal	Imprint of the registered loan account seal if different from the registered loan repayment bank account seal

Lender:
/s/ Takashi Takahashi
Takashi Takahashi
Branch Manager
(The Bank of Tokyo-Mitsubishi UFJ, Ltd.)

 (For Bank Use)

Inspected	Seal Verified	Executed